Exhibit 99.1

Phoenix Motor Inc. Announces Third Quarter 2023 Financial Results

Anaheim, California (November 14, 2023) – Phoenix Motor Inc. (Nasdaq: PEV) (the “Company” or “Phoenix”), a leader in manufacturing of all-electric, medium-duty vehicles, today reported financial and operational results for the third quarter of 2023.

Third Quarter 2023 Financial Highlights

•	Net revenues decreased 30% to $0.3 million, compared to $0.4 million in Q3 2022, as revenue decreased from both electric vehicle and forklift sales.
•	Gross profit amounted to $0.0 million, compared to gross profit of $0.1 million in Q3 2022.
•	Net loss narrowed to $2.7 million, compared to a net loss of $3.9 million in Q3 2022.

Recent Company Highlights

•	In September, Phoenix announced that it had entered the electric school bus market with an initial order for 10 Zero Emission Buses from the District of Columbia, representing our initial order in the emerging and fast-growing electric school bus market.
•	In October, Phoenix announced the launch of its new Electric Retrofit Solutions Business for commercial vehicles, which facilitates a cost-effective and an accelerated path to electrification for fleets in the U.S. and Canada.
•	Also in October, Phoenix’s EdisonFuture business announced the launch of renewable solutions for green hydrogen production and its appointment of Dr. Bo Yang as head of R&D. This business is expected to advance the shift towards sustainable energy, facilitating transition to a carbon-neutral society.
•	Also in October, Phoenix showcased its Gen 4 electric shuttle bus at the San Francisco Airport Clean Air Vehicle Expo.
•	Also in October, Phoenix announced that it had enabled V2G capability in a partnership with Fermata Energy for all of its past and future medium-duty EV bus and truck customers.
•	Finally, at the end of October, Phoenix announced that it had been awarded a California Department of General Services contract for zero emission battery electric Type A with a cutaway chassis school buses for California schools.
•	On November 14, 2023, Phoenix announced that it had emerged as the successful bidder for the Proterra Transit business line assets, through the auction of the assets in a Chapter 11 sales process through Proterra’s Chapter 11 plan of reorganization, which is expected to add full-size transit buses to the Company’s existing medium-duty offering, subject to the bankruptcy court’s approval and other regulatory approvals and closing conditions.

“Phoenix is delighted with the opportunity to acquire the Proterra Transit business. Proterra has built a strong market share in the full-size, zero-emission transit bus market, just as Phoenix has done in the medium-duty market. We are excited about the attractive business synergy and growth opportunities as we add a full suite of transit bus offerings to our fleet customers across North America,” said Denton Peng, CEO of Phoenix Motorcars. “In addition, Phoenix has been gaining positive momentum in the electric school bus market, and we see considerable growth opportunities as we add full-size buses to our existing lineup of Type-A school buses to help school districts shift to zero-emission buses and begin improving the air quality for their students and communities utilizing our American made school buses.”

“Regarding our legacy business, we continue to make progress on the development and sales of our fourth-generation vehicles,” Mr. Peng continued. “We have built a significant order backlog and have executed multiple partnerships to further support the sales pipeline of our Gen 4 vehicles over the next several years. In addition, we continue to grow our Retrofit Solutions business. We are confident in our team and excited about our future growth prospects,” Mr. Peng concluded.

Benefits of Gen 4 Vehicles

Our Gen 4 development is expected to provide several advantages versus the current Gen 3 models, specifically:

•	Asset Light Business Model: Gen 4 marks the deployment of the Company’s “asset light” business model both upstream and downstream. Upstream, Phoenix is leveraging its strategic alliances with R&D partners and engineering suppliers to develop Gen 4 more efficiently. Downstream, Phoenix is partnering with both customers and third party manufacturers to develop manufacturing and assembly facilities at strategic locations around the country.
•	Scale: The Company anticipates scaling of its production, utilizing its current Anaheim facility as well as customer and third-party assembly facilities. The Anaheim manufacturing facility is being reconfigured to increase production capacity and to utilize it as a showcase facility and training center to ensure processes and procedures are standardized across the entire production network.
•	Reduced Costs: Gen 4 is expected to achieve lower production and material costs compared to Gen 3 vehicles, benefiting from standardization of processes and procedures, as well as components and sub-assemblies—a benefit which should carry over to Gen 5 production as well.
•	Battery Supply: The Company expects it will benefit from its partnership with CATL for the long-term supply of K-Packs and related products for its Gen 4 electric vehicles.

Gen 5 Will Offer Chassis Independence in 2024

Design, development and production planning for Phoenix’s Gen 5 vehicles will leverage on Phoenix’s experience and benefit from the development of its Gen 4 line of vehicles. Unique highlights of Gen 5 are expected to include:

•	Ground-up Chassis Design: The Company will be producing its own ground up, purpose-built chassis in 2024.
•	Chassis Independence: The development of Gen 5 should provide Phoenix with chassis independence, overcoming one of the major impediments facing the industry.
•	Lower Costs: Phoenix should be able to produce its chassis for far less than the current cost it is paying to acquire its chassis.
•	Increased Design Flexibility and Customer Satisfaction: Phoenix’s ground up chassis should enable it to customize vehicle designs to meet specialized needs, while maintaining standardized processes and procedures, increasing the Company’s capacity to accommodate customer requirements and meet the evolving needs of the transforming electric vehicle market.

Conference Call Information

Phoenix will host a conference call and webcast on Tuesday, November 14th at 5:00 PM ET, to discuss these results. Interested investors and other parties may access a live webcast of the conference call which will be available on the Events and Presentations page on the Investor Relations section of Phoenix’s website at https://phoenixmotorcars.com/investor-relations/events-and-presentations/default.aspx. The call can also be accessed live via telephone by dialing (888) 660-6373 or for international callers (929) 203-1975 and referencing Phoenix Motorcars.

An archive of the webcast will be available after the call on the Events and Presentations page on the Investor Relations section of Phoenix’s website, along with Company’s earnings press release.

About Phoenix Motor Inc.

Phoenix Motor Inc., a pioneer in the electric vehicle (“EV”) industry, designs, builds, and integrates electric drive systems and light and medium duty EVs and sells electric forklifts and electric vehicle chargers for the commercial and residential markets. Phoenix operates two primary brands: “Phoenix Motorcars”, which is focused on commercial products, including medium duty EVs (shuttle buses, school buses, municipal transit vehicles and delivery trucks, among others), electric vehicle chargers and electric forklifts; and “EdisonFuture”, which intends to offer light-duty EVs. Phoenix endeavors to be a leading designer, developer and manufacturer of electric vehicles and electric vehicle technologies. To learn more, please visit: www.phoenixmotorcars.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties. Forward-looking statements can be identified through the use of words such as “may," "might," "will," "intend," "should," "could," "can," "would," "continue," "expect," "believe," "anticipate," "estimate," "predict," "outlook," "potential," "plan," "seek," and similar expressions and variations or the negatives of these terms or other comparable terminology. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect the Company's current expectations and speak only as of the date of this release and are subject to known and unknown risks. There can be no assurance that future developments affecting Phoenix will be those anticipated. Actual results may differ materially from the Company's current expectations depending upon a number of factors. These risk factors include, among others, those related to our ability to raise additional capital necessary to acquire and grow the Proterra Transit business, our ability to satisfy all closing conditions under the Purchase Agreement, satisfaction of procedures applicable to the sale and the receipt of approval of the sale by the U.S. Bankruptcy Court, operations and business and financial performance, our ability to grow demand for our products and revenue; our ability to become profitable, our ability to have access to an adequate supply of parts and materials and other critical components for our vehicles on the timeline we expect, the coronavirus (COVID-19) and the effects of the outbreak and actions taken in connection therewith, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that are described in the "Risk Factors" section of the Company's annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and our other filings with the SEC. Except as required by law, the Company does not undertake any responsibility to revise or update any forward-looking statements.

Contact

Mark Hastings, Senior Vice President of Corporate Development & Strategy and

Head of Investor Relations marketing@phoenixmotorcars.com

PHOENIX MOTOR INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for share and per share data)

	September 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$186	$139
Accounts receivable, net	1,058	1,510
Inventories	2,038	4,560
Prepaid expenses and other current assets	676	1,344
Restricted cash, current	250	—
Amount due from a related party	132	168
Total current assets	4,340	7,721
Restricted cash, noncurrent	—	250
Property and equipment, net	2,243	2,492
Security deposit	208	208
Right-of-use assets	3,232	3,797
Net investment in leases	194	—
Intangible assets, net	1,240	1,704
Goodwill	4,271	4,271
Total assets	$15,728	$20,443

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,963	$1,359
Accrued liabilities	670	650
Advance from customers	2,116	1,230
Deferred income	480	503
Warranty reserve	295	325
Derivative liability	319	—
Amount due to a related party	60	—
Lease liabilities - current portion	783	719
Long-term borrowing, current portion	7	3
Total current liabilities	6,693	4,789
Lease liabilities - non-current portion	2,597	3,225
Convertible notes	1,247	—
Long-term borrowings	146	147
Total liabilities	10,683	8,161

Commitments and contingencies (Note 11)

Equity:
Common stock, par $0.0004, 450,000,000 shares authorized, 21,291,924 and 20,277,046 shares issued and outstanding as of September 30, 2023, and December 31, 2022, respectively	8	8
Additional paid-in capital	42,265	40,836
Accumulated deficit	(37,228)	(28,562)
Total stockholders’ equity	5,045	12,282
Total liabilities and stockholders’ equity	$15,728	$20,443

PHOENIX MOTOR INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Revenues - third parties	$177	$306	$3,116	$2,476
Revenues - related parties	111	103	111	103
Total revenues	288	409	3,227	2,579
Cost of revenues	293	288	3,120	2,013
Gross (loss) profit	(5)	121	107	566
Operating expenses:
Selling, general and administrative	2,531	3,847	9,477	9,160
Operating loss	(2,536)	(3,726)	(9,370)	(8,594)

Other income (expense):
Interest expense, net	(117)	(2)	(118)	(6)
Gain on sales-type leases	—	—	99	—
Others	(58)	(202)	745	437
Total other (expense) income, net	(175)	(204)	726	431
Loss before income taxes	(2,711)	(3,930)	(8,644)	(8,163)
Income tax provision	—	—	(22)	(14)
Net loss	$(2,711)	$(3,930)	$(8,666)	$(8,177)

Net loss per share of common stock:
Basic and diluted	$(0.13)	$(0.20)	$(0.41)	(0.44)
Weighted average shares outstanding*	21,291,924	19,664,273	21,124,151	18,390,891

PHOENIX MOTOR INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Month ended September 30,
	2023	2022
Cash flows from operating activities:
Net loss	(8,666)	(8,177)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	897	1,305
Gain on sales-type leases	(99)	—
Loss on change in fair value of derivative liability	25	—
Loss (Gain) on disposal of fixed assets	59	(54)
Provision for doubtful accounts	10	—
Write-down of inventories	124	—
Forgiveness of PPP loan	—	(586)
Stock-based compensation expenses	202	947
Warranty reserve	(30)	(35)
Amortization of ROU	565	—
Amortization of debt discount from convertible note	251	—
Changes in operating assets and liabilities:
Accounts receivable	442	(221)
Inventories	1,901	(3,532)
Prepaid expenses and other assets	989	(3,145)
Accounts payable	604	(541)
Accrued liabilities	20	(185)
Deferred revenue	(23)	(237)
Advance from customer	886	321
Lease liability	(735)	—
Amount due from related party	36	(103)
Net cash used in operating activities	(2,542)	(14,243)

Cash flows from investing activities:
Purchase of property and equipment	(162)	(722)
Proceeds from disposal of fixed assets	—	273
Loan lent to a related party	(400)	—
Proceeds from repayment from a related party	400	—
Net cash used in investing activities	(162)	(449)

Cash flows from financing activities:
Repayment of borrowings	—	(7)
Proceeds from a related party	541	1,676
Repayment to a related party	(481)	(1,676)
Proceeds from IPO	—	13,438
Proceeds from capital injection by a shareholder	—	7
Proceeds from convertible notes	1,464	—
Proceeds from exercise of employee stock options	—	138
Proceeds received from standby equity purchase agreement	1,227	—
Net cash generated from financing activities	2,751	13,576

Increase (Decrease) in cash, cash equivalents and restricted cash	47	(1,116)
Cash, cash equivalents and restricted cash at beginning of the period	389	2,683
Cash, cash equivalents and restricted cash at end of the period	436	1,567

Reconciliation of cash, cash equivalents, and restricted cash to the consolidated balance sheets
Cash and cash equivalents	186	1,317
Restricted cash	250	250
Total cash, cash equivalents, and restricted cash	436	1,567

Supplemental cash flow information:
Income tax paid	—	7
Interest paid	—	6
Non-cash investing activities:
Inventories transferred to property and equipment	497	75
Derivative liability recorded as debt discount	294	—